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                                                                     EXHIBIT 5.1




June 3, 1994


Burlington Resources Inc.
5051 Westheimer, Suite 1400
Houston, Texas 77056

Dear Sirs:

         I refer to the proposed registration of 10,000,000 shares of common stock, par value $.01 per share (the "Shares"), of Burlington Resources Inc. on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         I am familiar with the proceedings taken with respect to the adoption of the Burlington Resources Inc. 1993 Stock Incentive Plan (the "Plan"), and have examined the Registration Statement and such other documents as I have considered relevant for purposes of this opinion.

         Based upon the foregoing, I am of the opinion that, upon the filing of the Registration Statement and any amendments thereto and upon the Registration Statement becoming effective, the Shares registered when issued and paid for in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

         I hereby consent to the use of this opinion in the above-mentioned Registration Statement and to the reference to my name under Item 5 of the Registration Statement.

                                        Very truly yours,



                                        L. David Hanower
                                        Vice President, Law